FIFTH AMENDMENT TO LEASE AGREEMENT

               THIS FIFTH AMENDMENT TO LEASE AGREEMENT (this "Amendment") is entered into as of the 16th day of January, 1996, by and between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation ("Landlord") and AMERICAN HALLMARK INSURANCE COMPANY OF TEXAS, a Texas corporation ("Tenant").

               WHEREAS, pursuant to that certain Office Lease Agreement dated September 12, 1994, by and between Landlord and Tenant, as amended by that certain First Amendment to Lease Agreement dated as of October 10, 1994, that certain Second Amendment to Lease dated as of May 25, 1995, that certain Third Amendment of Lease (the "Third Amendment") dated as of June 12, 1995 and that certain Fourth Amendment to Office Lease (the "Fourth Amendment") dated as of August 11, 1995 (such Office Lease Agreement, as amended, herein called the "Lease"), Landlord leased to Tenant certain space (the "Premises") in the building known as The Princeton (the "Building") more particularly described therein;

               WHEREAS, after termination of the lease term for the Expanded Premises (as defined in the Fourth Amendment), the Premises (excluding the Storage Premises [as defined in the Third Amendment]) currently consist of 20,218 square feet of rentable area on the ninth (9th) and second (2nd) floors of the Building;

               WHEREAS, pursuant to Paragraph E of Rider 3 to the Lease, Tenant has the right to lease certain space in the Building described on Schedule A-1 to Rider 3 (the "Right of First Refusal Space");

               WHEREAS, Tenant has notified Landlord that it desires to lease a portion of the Right of First Refusal Space known as Suite 215, which suite contains 1,369 square feet of Agreed Rentable Area and is shown on Exhibit A attached hereto (the "Expansion Space"); and

               WHEREAS, Landlord and Tenant desire to amend the Lease to reflect their agreements as to the terms and conditions governing Tenant's lease of the Expansion Space.

               NOW, THEREFORE, in consideration of the premises and the mutual covenants between the parties herein contained, Landlord and Tenant hereby agree as follows:

          1. Premises. Item 2 of the Basic Lease Provisions is hereby amended to read as follows:

               Premises:
               a.   Suite #: 900, 205 and 215; Floors:  ninth and second.
               b.   Agreed Rentable Area:  21,587.

          2. Basic Rent. Item 3 of the Basic Lease Provisions is hereby amended to read as follows:

               Basic Rent (See Article 2, Supplemental Lease Provisions):
               With respect to Suites 900 and 205 the Basic Rent shall be as follows:
                              Rate Per Square     Basic          Basic
               Rental         Foot of Agreed      Annual         Monthly
               Period         Rentable Area       Rent           Rent
               7-22-95 to 12-31-95      $11.75    $237,561.50    $19,796.79
               1-1-96 to 12-31-96       $12.25    $247,670.50    $20,639.21
               1-1-97 to 12-31-97       $12.50    $252,725.00    $21,060.42
               1-1-98 to 12-31-98       $12.75    $257,779.50    $21,481.63
               1-1-99 to 12-31-99       $13.25    $267,888.50    $22,324.04
               1-1-00 to 11-30-00       $13.50    $272,943.00    $22,745.25

               With respect to Suite 215, the Basic Rent shall be as
          follows:
                              Rate Per Square     Basic          Basic
               Rental         Foot of Agreed      Annual         Monthly
               Period         Rentable Area       Rent           Rent
               1-16-96 to 12-31-96      $12.25    $16,770.25     $1,397.52
               1-1-97 to 12-31-97       $12.50    $17,112.50     $1,426.04
               1-1-98 to 12-31-98       $12.75    $17,454.75     $1,454.56
               1-1-99 to 12-31-99       $13.25    $18,139.25     $1,511.60
               1-1-00 to 11-30-00       $13.50    $18,481.50     $1,540.13

               With respect to Suite 328B (the Storage Premises), the monthly rent shall be $504.00.

          3. Tenant's Pro Rata Percentage. Item 4 of the Basis Lease Provisions is hereby amended to read as follows:

               Tenant's Pro Rata Share Percentage: 5.81502% (the Agreed Rentable Area of the Premises divided by the Agreed Rentable Area of the Building, expressed in a percentage).

          4. Amendment of Exhibit A. Exhibit A attached hereto shall be added to and made a part of Exhibit A attached to the Lease.

          5. Delivery of Expansion Space. Landlord delivers the Expansion Space to Tenant on the date hereof in "AS IS" condition.

          6. Tenant's Improvements. Landlord shall construct improvements in the Expansion Space subject to and in accordance with the terms and conditions of the Work Letter attached hereto as Exhibit B.

          7. Acceptance of Expansion Space. Tenant hereby accepts the Expansion Space for all purposes. Upon Substantial Completion of the improvements in the Expansion Space, Landlord and Tenant shall execute the Acceptance of Premises Memorandum substantially in the form of the Acceptance of Premises Memorandum executed in connection with the Lease.

          8. Parking. Paragraph 1 of Exhibit F to the Lease is hereby amended to read as follows:

               Parking Spaces. So long as the Lease remains in effect, Tenant or persons designated by Tenant shall have the right (but not the obligation) to rent in the Garage on (i) a reserved basis up to five (5) parking spaces in the Garage during the term of this Lease and (ii) an unreserved and non-exclusive basis up to sixty (60) parking spaces in the Garage during the term of this Lease. Each capitalized term not defined herein shall have the meaning assigned to it in the Supplemental Lease Provisions.

          9. No Brokers. Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment and that it knows of no real estate brokers or agents who are or might be entitled to a commission in connection with this Amendment or otherwise in connection with the Lease. Tenant agrees to indemnify and hold harmless Landlord from and against any liability or claim arising in respect to brokers or agents.

          10. Authority. Tenant and each person signing this Amendment on behalf of Tenant represents to Landlord as follows: (i) Tenant is a duly incorporated and validly existing under the laws of the State of Texas, (ii) Tenant has and is qualified to do business in Texas, (iii) Tenant has the full right and authority to enter into this Amendment, and (iv) each person signing on behalf of Tenant was and continues to be authorized to do so.

          11. Defined Terms. All terms not otherwise defined herein shall have the same meaning as assigned to them in the Lease. Except as amended hereby, the Lease shall remain in full force and effect in accordance with its terms and is hereby ratified. In the event of a conflict between the Lease and this Amendment, this Amendment shall control.

          12. Exhibits. Each Exhibit attached hereto is made a part hereof for all purposes.

          13. No Representations. Landlord and Landlord's agents have made no representations or promises, express or implied, in connection with the Expansion Space or this Amendment except as expressly set forth herein.

          14. Entire Agreement. This Amendment, together with the Lease, contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Amendment or the Lease, and no prior agreement, understanding or representation pertaining to any such matter shall be effective for any purpose.

               IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

                                   LANDLORD

                                   THE PRUDENTIAL INSURANCE COMPANY OF
                                   AMERICA, a New Jersey corporation

                                   By:  Fults Realty Corporation, its duly
                                        authorized agent

                                   By:
                                   Name: Bernard Deaton
                                   Title:   President


                                   TENANT

                                   AMERICAN HALLMARK INSURANCE
                                   COMPANY OF TEXAS, a Texas corporation



                                   By:
                                   Name: Raymond Kilgore
                                   Title:   Secretary/Director

                                      EXHIBIT B

                                     WORK LETTER
                       PLANS TO BE AGREED UPON/FINISH ALLOWANCE

               This Exhibit is attached to and a part of that certain Fifth Amendment to Lease Agreement (the "Amendment") dated as of January 16, 1996, executed by and between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation ("Landlord"), and AMERICAN HALLMARK INSURANCE COMPANY OF TEXAS, a Texas corporation ("Tenant"). Any capitalized term used but not defined herein shall have the meaning assigned to it in the Lease (as defined in the Amendment). Landlord and Tenant mutually agree as follows:

          1.   Plans.

          1.1 Space Plan. Upon Landlord's receipt of written notice (the "Refurbishment Notice") from Tenant stating that Tenant desires to refurbish the Expansion Space, which Refurbishment Notice must be received by Landlord on or before 5:00 p.m. November 1, 1996, Landlord's designated space planner, at Tenant's expense, will prepare and deliver to Tenant a space plan for the Expansion Space showing the location of all partitions and doors and the lay-out of the Expansion Premises. Tenant will at all times cooperate with Landlord's space planner, furnishing all reasonable information and material concerning Tenant's organization, staffing, growth expectations, physical facility needs (including, without limitation, needs arising by reason of the Disability Acts), equipment, inventory, etc., necessary for the space planner to efficiently and expeditiously arrive at an acceptable lay-out of the Expansion Space. Tenant will approve or disapprove in writing the space plan within three (3) business days after receipt from Landlord and if disapproved, Tenant shall provide Landlord and Landlord's space planner with specific reasons for disapproval. If Tenant fails to approve or disapprove the space plan on or before the end of such three (3) business day period, Tenant shall be deemed to have approved the last submitted space plan. The foregoing process shall be repeated until Tenant has approved (which shall include deemed approval) the space plan (such space plan, when approved by Landlord and Tenant, is herein referred to as the "Space Plan"). In the event Tenant fails to deliver the Refurbishment Notice to Landlord on or before 5:00 p.m. November 1, 1996, Landlord shall have no obligation under this Work Letter. Without limiting the foregoing, in the event Landlord does not receive the Refurbishment Notice on or before 5:00 p.m. November 1, 1996, Landlord shall have no obligation to construct improvements in the Expansion Space and shall have no obligation to pay the Expansion Space Finish Allowance.

          1.2 Compliance With Disability Acts. Tenant shall promptly provide Landlord and Landlord's space planner and/or architect as applicable, with all information needed to cause the construction of Tenant's Improvements to be completed such that Tenant, the Expansion Space and Tenant's Improvements (as constructed) will be in compliance with the Disability Acts. TENANT SHALL BE RESPONSIBLE FOR AND SHALL INDEMNIFY AND HOLD HARMLESS LANDLORD FROM AND AGAINST ANY AND ALL CLAIMS, LIABILITIES AND EXPENSES (INCLUDING, WITHOUT LIMITATION REASONABLE ATTORNEYS' FEES AND EXPENSES) INCURRED BY OR ASSERTED AGAINST LANDLORD BY REASON OF OR IN CONNECTION WITH ANY VIOLATION OF THE DISABILITY ACTS ARISING FROM OR OUT OF (x) information or design and space plans furnished to Landlord by Tenant (or the lack of complete and accurate information so furnished) concerning Tenant's Improvements, (y) Tenant's employer-employee obligations, or (z) violations by Tenant and/or Tenant's Improvements or the Expansion Space not being in compliance with the Disability Acts (i.e., Tenant shall be solely responsible for and indemnify Landlord in the event the Expansion Space is not in compliance with the Disability Acts during Tenant's occupancy of the Expansion Space prior to Landlord's construction of the Tenant's Improvements). The foregoing indemnity shall not include any claims, liabilities or expenses (including reasonable attorneys' fees and expenses) arising out of the negligence or gross negligence of Landlord or Landlord's employees, agents or contractors. Without limiting the foregoing, if Landlord constructs Tenant's Improvements based on any special requirements or improvements required by Tenant, or upon information furnished by Tenant that later proves to be inaccurate or incomplete resulting in any violation of the Disability Acts, Tenant shall be solely liable to correct such violations and to bring the improvements into compliance with the Disability Acts as promptly as is practicable.

          1.3 Construction Plans. Landlord's space planner and engineer, at Tenant's expense, will prepare construction plans (such construction plans, when approved, and all changes and amendments thereto agreed to by Landlord and Tenant in writing, are herein called the "Construction Plans") for all of Tenant's improvements in the Expansion Space requested pursuant to the Space Plan (all improvements required by the Construction Plans are herein called "Tenant's Improvements"), including complete detail and finish drawings for partitions, doors, reflected ceiling, telephone outlets, electrical switches and outlets and Building standard heating, ventilation and air conditioning equipment and controls. Within three (3) business days after construction plans are delivered to Tenant, Tenant shall approve (which approval shall not be unreasonably withheld) or disapprove same in writing and if disapproved, Tenant shall provide Landlord and Landlord's space planner and engineer specific reasons for disapproval. Within five (5) business days after receipt of such specific reasons for disapproval, Landlord's space planner and engineer shall deliver revised Construction Plans to Tenant. The foregoing process shall continue until the construction plans are approved by Tenant; provided that if Tenant fails to respond in any three (3) business day period, Tenant shall be deemed to have approved the last submitted construction plans. If the construction plans are not approved in writing by both Landlord and Tenant on or before fifteen (15) business days after Landlord delivers the initial construction plans to Tenant, Landlord shall be entitled to terminate Landlord's obligations under this Work Letter by delivering written notice of such termination to Tenant.

          1.4 Changes to Approved Plans. If any re-drawing or re-drafting of either the Space Plan or the Construction Plans is necessitated by Tenant's requested changes (all of which shall be subject to approval by Landlord and, if applicable, the Texas Department of Licensing & Regulation and any other governmental agency or authority to which the plans and specifications are required to be submitted), the expense of any such re-drawing or re-drafting required in connection therewith and the expense of any work and improvements necessitated by such re-drawing or re-drafting will be charged to Tenant.

          1.5 Coordination of Planners and Designers. If Tenant shall arrange for interior design services, whether with Landlord's space planner or any other planner or designer, it shall be Tenant's responsibility to cause necessary coordination of its agents' efforts with Landlord's agents to ensure that no delays are caused to either the planning or construction of the Tenant's Improvements.

          2.   Construction and Costs of Tenant's Improvements.

          2.1 Construction Obligation and Expansion Space Finish Allowance. Landlord agrees to construct Tenant's Improvements, at Tenant's cost and expense; provided, however, Landlord shall provide Tenant with an allowance up to $7,627.06 (the "Expansion Space Finish Allowance"), which allowance shall be disbursed by Landlord, from time to time, for payment of (in the following priority) (i) the contract sum required to be paid to the general contractor engaged to construct Tenant's Improvements (in the Expansion Space) (the "Contract Sum"), (ii) the fees of the preparer of the Space Plan and the Construction Plans, (iii) payment of the Construction Management Fee (hereinafter defined), and (iv) fees for asbestos testing in the Expansion Space (the foregoing costs are collectively referred to as the "Permitted Costs"). In consideration of Landlord administering the construction of Tenant's Improvements, Tenant agrees to pay Landlord a fee equal to five percent (5%) of the Contract Sum to construct Tenant's Improvements in the Expansion Space (the "Construction Management Fee"). In the event any portion of the Expansion Space Finish Allowance remains unexpended after payment of the Permitted Costs, such unexpended portion of the Expansion Space Finish Allowance shall be the property of Landlord.

          2.2 Excess Costs. If the sum of the Permitted Costs exceeds the Expansion Space Finish Allowance, then Tenant shall pay all such excess costs ("Excess Costs"), provided, however, Landlord will, prior to the commencement of construction of Tenant's Improvements, advise Tenant of the Excess Costs, if any, and the Contract Sum. Tenant shall have two (2) business days from and after the receipt of such advice within which to approve or disapprove the Contract Sum and Excess Costs. If Tenant fails to approve same by the expiration of the second such business day, then Tenant shall be deemed to have approved the proposed Contract Sum and Excess Costs. If Tenant disapproves the Contract Sum and Excess Costs within such two (2) business day period, then Tenant shall reduce the scope of Tenant's Improvements such that there shall be no Excess Costs. Landlord and Tenant must approve (or be deemed to have approved) the Contract Sum for the construction of Tenant's Improvements in writing prior to the commencement of construction. If Tenant fails to accept a Contract Sum within ten (10) business days after Landlord advises Tenant of the Excess Costs, if any, then Landlord shall be entitled to terminate Landlord's obligations under this Work Letter by delivering written notice of such termination to Tenant.

          2.4 Liens Arising from Excess Costs. Tenant agrees to keep the Premises (including the Expansion Space) free from any liens arising out of nonpayment of Excess Costs. In the event that any such lien is filed and Tenant, within ten (10) days following such filing fails to cause same to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as it in its sole discretion deems proper, including payment of or defense against the claim giving rise to such lien. All sums paid by Landlord in connection therewith shall constitute Rent under the Lease and a demand obligation of Tenant to Landlord and such obligation shall bear interest at the rate provided for in Section 15.10 of the Supplemental Lease Provisions from the date of payment by Landlord until the date paid by Tenant.

          2.5 Construction Deposit. Tenant shall remit to Landlord an amount (the "Prepayment") equal to the projected Excess Costs, if any, within five (5) working days after commencement of construction by Landlord. On or prior to the Substantial Completion of Tenant's Improvements in the Expansion Space, Tenant shall deliver to Landlord the actual Excess Costs, minus the Prepayment previously paid. Failure by Tenant to timely tender to Landlord the full Prepayment shall permit Landlord to stop all work until the Prepayment is received. All sums due Landlord under this Section 2.5 shall be considered Rent under the terms of the Lease and nonpayment shall constitute a default under the Lease and entitle Landlord to any and all remedies specified in the Lease.

          3. Substantial Completion and Punch List. The terms "Substantial Completion" and "Substantially Complete," as applicable, shall mean when Tenant's Improvements are sufficiently completed in accordance with the Construction Plans so that Tenant can reasonably use the Expansion Space for the Permitted Use (as described in Item 12 of the Basic Lease Provisions). When Landlord considers Tenant's Improvements to be Substantially Complete, Landlord will notify Tenant and within two (2) business days thereafter, Landlord's representative and Tenant's representative shall conduct a walk-through of the Expansion Space and identify any necessary touch-up work, repairs and minor completion items as are necessary for final completion of Tenant's Improvements. Neither Landlord's representative nor Tenant's representative shall unreasonably withhold his agreement on punch list items. Landlord will use reasonable efforts to cause the contractor to complete all punch list items within thirty (30) days after agreement thereon.

          4. Construction Representatives. Landlord's and Tenant's representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

          LANDLORD'S REPRESENTATIVE:

               NAME      Mitch Owen
               ADDRESS   200 Crescent Court, 12th Floor
                         Dallas, Texas  75201
               PHONE     (214) 871-6677

          TENANT'S REPRESENTATIVE:

               NAME      Raymond Kilgore
               ADDRESS   14651 Dallas Parkway, Suite 900
                         Dallas, Texas  75240

               PHONE     (214) 934-2400